Exhibit 21.1

MICROCHIP TECHNOLOGY INCORPORATED

LIST OF SIGNIFICANT SUBSIDIARIES

Microchip Technology (Thailand) Co., Ltd.
14 Moo 1, T. Wangtakien
A. Muang Chacherngsao
Chacherngsao 24000
Thailand

Microchip Technology (Barbados) II Incorporated
190 Elgin Avenue
George Town
Grand Cayman
Cayman Islands KY1-9005

Microchip Technology Ireland
Ground Floor, Block W
East Point Business Park
Dublin 3 Ireland